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                                                                    EXHIBIT 99.1



               IN THE COURT OF CHANCERY IN THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY

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RAIZY LEVITIN,
                          Plaintiff,                :
                                                    :
         v.
                                                    :
R. GRAHAM WHALING, MICHAEL A. MORPHY, ROBERT F.
VAGT, CRAIG A. HUFF, ROBERT J. WASIELEWSKI, JAMES   :   C.A. No. 15886-NC
L. PAYNE, JAMES A. MIDDLETOWN and MONTEREY
RESOURCES, INC.                                     :

                          Defendants,               :
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                             CLASS ACTION COMPLAINT

         Plaintiff alleges upon information and belief, except for paragraph 1 hereof, which is alleged upon knowledge, as follows:

         1. Plaintiff has been the owner of the common stock of Monterey Resources, Inc. ("Monterey" or the "Company") since prior to the transaction herein complained of and continuously to date.

         2. Monterey is a corporation duly organized and existing under the laws of the State of Delaware. The Company owns and operates properties in four major oil producing fields located in the San Joaquin Valley of California of which three are the largest producing properties in Los Angeles and Orange Counties.

         3. Texaco, Inc. ("Texaco") is a corporation duly organized and existing under the laws of the State of Delaware. Texaco, with subsidiaries, explores for, produces, transports, refines and markets crude oil, natural gas and petroleum products worldwide.
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         4.      Defendant R. Graham Whaling is Chairman of the Board, Chief
Executive Officer  and Chief Financial Officer of Monterey.

         5. Defendants Robert F. Vagt, Michael A. Morphy, Craig A. Huff, Robert J Wasielewski, James L. Payne and James A. Middleton are Directors of Monterey.

         6. The Individual Defendants are in a fiduciary relationship with Plaintiff and the other public stockholders of Monterey and owe them the highest obligations of good faith and fair dealing.

                            CLASS ACTION ALLEGATIONS

         7. Plaintiff brings this action on her own behalf and as a class action, pursuant to Rule 23 of the Rules of the Court of Chancery, on behalf of all common stock holders of the Company (except the defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants) and their successors in interest, who are or will be threatened with injury arising from defendants' actions as more fully described herein.

         8. This action is properly maintainable as a class action because:

                 (a) The Class is so numerous that joinder of all members is impracticable. As of March 3, 1997, there were approximately 54.8 million shares of Monterey common stock outstanding owned by hundreds, if not thousands, of record and beneficial holders;

                 (b) There are questions of law and fact which are common to the class including, inter alia, the following: (i) whether defendants have breached their fiduciary and other common law duties owed by them to plaintiff and the members of the Class; and (ii) whether the Class is entitled to injunctive relief or damages as a result of the wrongful conduct committed by defendants.

                 (c) Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of the plaintiff are typical of the claims





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of other members of the class and plaintiff has the same interests as the other members of the class. Plaintiff will fairly and adequately represent the class.

                 (d) Defendants have acted in a manner which affects plaintiff and all members of the class alike, thereby making appropriate injunctive relief and/or corresponding declaratory relief with respect to the class as a whole.

                 (e) The prosecution of separate actions by individual members of the class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class, which would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class which would, as a practical matter, be dispositive of the interest of other members of substantially impair or impede their ability to protect their interests.

                            SUBSTANTIVE ALLEGATIONS



         9. Monterey is an independent oil and gas company engaged in the production, development, and acquisition of oil and natural gas in the state of California. The Company conducted its operations as the Western Division of Santa Fe Energy Resources ("SFR") until the November 1995 initial public offering ("IPO") of its common stock. SFR owned 83% of the outstanding shares of Monterey until spinning off those shares in a tax-free distribution to SFR shareholders on July 25, 1997.

         10. On July 16, 1997, Monterey announced that its board of directors had adopted a shareholder rights plan ("Plan"), colloquially called a "poison pill," in which preferred stock purchase rights would be distributed for each share of common stock held as of July 25, 1997. The Plan was adopted in accordance with the Company's contractual obligations to SFR under the spin-off of Monterey to SFR shareholders.





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         11.     At the time of its IPO in November 1996, Monterey's Prospectus stated: "[T]he Company's strategy is to efficiently and consistently increases its production rates and proved reserves while maximizing total return to stockholders. The Company intends to achieve its objectives by developing its existing fields through the deployment of advanced production techniques, by pursuing reserve acquisition opportunities which are consistent with its geographic and operational strengths, and by maintaining a dividend policy that will provide a significant current return to stockholders."

         12. The Prospectus described key elements of this strategy as including: accelerated exploitation of existing fields; increased horizontal drilling; being the U.S.A.'s lowest cost producer of heavy crude; and financial flexibility, including pursuing acquisition opportunities.

         13. Thus, the announced merger surprised analysts and Monterey shareholders alike. Monterey had been a company whose purpose was to develop oil and gas properties. Earlier, this year defendant Whaling said the Company would like to enter into overseas ventures with heavy oil producers in Canada and Venezuela, following local acquisitions.

         14. Recently, on July 23, 1997, the Company announced the successful completion of a tender offer to purchase McFarland Energy in a deal valued at over at over $105 million.

         15. On July 29, 1997, defendant Whaling publicly stated that the Company was considering making more acquisitions.

         16. Notwithstanding the foregoing events and representations, on August 18, 1997, Monterey and Texaco announced an agreement for the combination of Texaco and Monterey (the "Merger"). Texaco will exchange shares of its common stock for all outstanding shares of Monterey common stock. Each share of Monterey's common stock will be converted into the right to receive





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shares of Texaco common stock equal to $21.00 per share of Monterey stock.  The total value of the transaction, inclusive of $265 million Monterey debt, is approximately $1.12 billion.

         17. The negotiations between the companies were very short. Talks between Texaco and Monterey purportedly began scarcely two weeks before the announcement of the Merger, following the completion of SFR's spinoff of its 83% ownership in Monterey.

         18. Thus, defendants could not have properly or adequately solicited or examined any competing offers of strategic alternatives.

         19. As John Johnson, a money manager at Crabbe Huson Group, stated, "Texaco is paying a very modest premium over what I think the company would be worth in liquidation."

         20. By entering into the agreement with Texaco, the Monterey Board has initiated a process to sell the Company which imposes heightened fiduciary responsibilities and requires enhanced scrutiny by the Court. However, the terms of the proposed transaction were not the result of an auction process or active market check; they were arrived at without a full land thorough investigation by the individual defendants; and they are intrinsically unfair and inadequate from the standpoint of the Monterey shareholders.

         21. The individuals defendants failed to make an informed decision, as no market check of the Company's value was obtained. In agreeing to the merger, the individual defendants failed to properly inform themselves of Monterey's highest transactional value.

         22. The individual defendants have violated the fiduciary duties owed to the public shareholders of Monterey. The Individual Defendants' agreement to the terms of the transaction, its timing, and the failure to auction the Company and invite other bidders and defendants' failure





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to provide a market check demonstrate a clear absence of the exercise of due care and of loyalty to Monterey's public shareholders.

         23. The individual defendants' fiduciary obligations under these circumstances require them to:

                 (a) Undertake an appropriate evaluation of Monterey's net worth as a merger/acquisition candidate; and

                 (b) Actively evaluate the proposed transaction and engage in a meaningful auction with third parties in an attempt to obtain the best value for Monterey's public shareholders.

         24. The individual defendants have breached their fiduciary duties by reason of the acts and transactions complained of herein, including their decision to merge with Texaco without making the requisite effort to obtain the best offer possible.

         25. Plaintiff and other members of the Class have been and will be damaged in that they have not and will not receive their fair proportion of the value of Monterey's assets and business, and will be prevented from obtaining fair and adequate consideration for their shares of Monterey common stock.

         26. The consideration to be paid to class members in the proposed merger is unfair and inadequate because, among other things:

                 (a) The intrinsic value of Monterey's common stock is materially in excess of the amount offered for those securities in the Merger giving due consideration to the anticipated operating results, net asset value, cash flow, and profitability of the Company;

                 (b) The exchange ratio is not the result of an appropriate consideration of the value of Monterey because the Monterey Board approved the proposed Merger without undertaking





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steps to accurately ascertain Monterey's value through open bidding or at least a "market check mechanism;" and

                 (c) By entering into the agreement with Texaco, the individual defendants have allowed the price of Monterey stock to be capped, thereby depriving plaintiff and the Class of the opportunity to realize any increase in the value of Monterey stock.

         27. By reason of the foregoing, each member of the Class will suffer irreparable injury and damages absent injunctive relief by this Court.

         28. Plaintiff and other members of the Class have no adequate remedy at law.

         WHEREFORE, plaintiff and members of the Class demand judgment against defendants as follows:

         A. Declaring that this action is properly maintainable as a class action and certifying plaintiff as the representative of the Class;

         B. Preliminarily and permanently enjoining defendants and their counsel, agents, employees and all persons acting under in concert with, or for them, from proceeding with, consummating, or closing the proposed transaction;

         C. In the event that the proposed transaction is consummated, rescinding it and setting it aside, or awarding rescissory damages to the Class;

         D. Awarding compensatory damages against defendants, individually and severally, in an amount to be determined at trial, together with pre-judgment and post-judgement interest at the maximum rate allowable by law, arising from the proposed transaction;

         E. Awarding plaintiff her costs and disbursements and reasonable allowance for fees of plaintiff's counsel and experts and reimbursement of expenses; and





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         F.      Granting plaintiff and the Class such other and further relief as the Court may deem just and proper.



                              ROSENTHAL, MONHAIT, GROSS & GODDESS, P.A.





                              By:     /s/
                                      ---------------------------------
                                      Suite 1401, Mellon Bank Center
                                      PO Box 1670
                                      Wilmington, DE 19899-1070
                                      (302) 856-4433
                                      Attorneys for Plaintiff


OF COUNSEL:

BERNSTEIN LIEBHARD & LIFSHITZ
274 Madison Avenue
New York, New York 10015
(212) 779-1414





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